Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175 ext. 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reaches Agreement to Sell MedData Business to Frazier Healthcare Partners

FORT LAUDERDALE, Fla., October 10, 2019 – MEDNAX, Inc. (NYSE: MD) (“MEDNAX” or “the Company”) and Frazier Healthcare Partners (“Frazier”) today announced that they have entered into a definitive agreement under which MEDNAX will sell its MedData business to Frazier.

MedData is a leading provider of technology-enabled management services for hospitals, health systems and healthcare providers. For four decades, MedData has been providing innovative solutions to the medical community and serving hundreds of millions of patients across numerous medical specialties. MedData currently serves more than 10,000 physicians at a network of 3,000+ facilities nationwide from its headquarters in Brecksville, Ohio, and more than 20 regional offices across the United States.

Nader Naini, Managing Partner of Frazier, said, “We are excited to be partnering with MedData’s 2,000 dedicated employees to continue to provide best-in-class patient financial and advocacy services to the company’s broad base of customers. As part of our growth strategy, we are committed to bringing additional resources to accelerate and enhance its offerings to help our customers reduce costs, recover revenue and optimize their operations.”

Stephen D. Farber, Executive Vice President and Chief Financial Officer of MEDNAX, said, “This agreement is an important step forward in MEDNAX’s ongoing transformation. The sale of MedData will better position MEDNAX, both financially and strategically, for long-term shareholder value creation by allowing it to focus on its core physician services business and significantly reducing the Company’s leverage and future capital expenditures. This transaction also aligns MEDNAX, a key customer of MedData’s, to participate in the success of that organization under Frazier’s ownership.”

In November 2018, MEDNAX announced the initiation of a process to divest MedData to allow the Company to focus on its core physician services business. In connection with the divestment, the Company classified MedData as discontinued operations beginning in the first quarter of 2019.

Under the terms of the purchase agreement, MEDNAX will receive cash consideration of approximately $250 million at closing, as well as economic consideration of up to $50 million that is contingent on both short and long-term performance of MedData. MEDNAX also anticipates certain cash tax benefits from the transaction in the coming quarters. Finally, in connection with the transaction, MEDNAX has entered into a long-term services agreement with MedData, effective as of the closing, and will be one of MedData’s largest customers following the closing of the transaction.

As previously announced with the initiation of the sale process, MEDNAX expects to use net proceeds from the sale for debt repayment, share repurchases and strategic acquisitions.

Further transaction details can be found in a Form 8-K filed by MEDNAX today with the Securities and Exchange Commission. The transaction is subject to customary closing conditions and is expected to close during the fourth quarter of 2019.

Barclays and Guggenheim Securities LLC are serving as financial advisors and Cleary Gottlieb Steen & Hamilton LLP and McDermott, Will & Emery LLP are serving as legal counsel to MEDNAX on the transaction. Goodwin Procter LLP is serving as legal counsel to Frazier Healthcare Partners.

About MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of approximately 4,200 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

About Frazier Healthcare Partners

Founded in 1991, Frazier Healthcare Partners is a leading provider of private equity capital to healthcare companies. With more than $4.2 billion total capital raised, Frazier has invested in more than 170 companies with investment type ranging from company creation and venture capital to buyouts of profitable lower-middle market companies. Frazier has offices in Seattle, WA, and Menlo Park, CA, and invests broadly across the U.S., Canada and Europe. For more information about Frazier Healthcare Partners, visit www.frazierhealthcare.com.

Forward Looking Statements

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K,filed with the Securities and Exchange Commission, and include the effects of economic conditions on MEDNAX’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; MEDNAX’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; MEDNAX’s ability to consummate the proposed disposition of MedData; the performance of MedData subsequent to its disposition; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of MEDNAX’s shared services and operational initiatives.

MEDNAX Investor and Media Contacts:

Investors

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

Media

Andy Brimmer / Jim Golden / Tanner Kaufman / Jeffrey Kauth

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Frazier Contacts

Frazier Healthcare Partners

Carol Eckert

Director of Investor Relations

206-621-7200

carol.eckert@frazierhealthcare.com